UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 7, 2016

Date of Earliest Event Reported: December 31, 2015

(Exact name of registrant as specified in its charter)

Nevada	333-184443	76-0625217
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22305 Gosling Road

Spring, Texas 77389

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (281) 651-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective December 31, 2015, Jason and Jerry Swinford resigned from all positions which they held with Coil Tubing Technology, Inc. (“Coil Tubing”) and its subsidiaries. In connection therewith, Jason Swinford resigned as Chief Executive Officer and director of Coil Tubing and Jerry Swinford resigned as Executive Vice President, Secretary, Treasurer and director of Coil Tubing. As a result of such resignations, Richard R. Royall, Chief Financial Officer, is the sole officer of Coil Tubing.

Coil Tubing intends to conduct a search to fill the vacancies created by the resignations described above.

Item 8.01 Other Events.

On January 1, 2016, Coil Tubing engaged Jeff Chestnut as a consultant and independent contractor to provide services to the Company on a consulting basis similar to those which would be provided by a Chief Operating Officer of a public company. In consideration for services to be rendered, Coil Tubing agreed to pay Mr. Chestnut $9,000 per month, plus 5% of the gross profit of any sales originated by Mr. Chestnut.

Mr. Chestnut has over 40 years of industry experience ranging from field operations, exploration, production, and management. Recently Mr. Chestnut has been a consultant to industry in completions design, analysis, and field implementation. Mr. Chestnut’s previous experience with completion tools has been applied worldwide in conventional and unconventional resource development. Mr. Chestnut has experience with well-known service companies such as Core Laboratories, Halliburton, Schlumberger, and Packers Plus. Previous roles in worldwide business development and operations management complement Mr. Chestnut’s technical capabilities. Mr. Chestnut earned his B.S. in Geology in 1975 from the University of Idaho.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

COIL TUBING TECHNOLOGY, INC.

Date: January 8, 2016	By: /s/ Richard R. Royall
Richard R. Royall
Chief Financial Officer